Exhibit 99.1

NEWS RELEASE

Date:	May 28, 2009
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Three Point Advisors
817-310-0051

XETA Technologies Reports Second Quarter Fiscal 2009 Financial Results

•                  2Q09 Revenue: $17.8 million (decrease of 15% year over year)

•                  2Q09 GAAP EPS: $0.02 vs. Q208 EPS $0.04

•                  1H09 Revenue: $36.3 million (decrease of 6% year over year)

•                  1H09 GAAP EPS: $0.02 vs. 1H08 EPS of $0.07

•                  1H09 Non-GAAP EPS: $0.04 vs. 1H08 EPS of $0.07

XETA Technologies (NASDAQ:XETA) today reported earnings of $183,000, or $0.02 per diluted share, on revenue of $17.8 million for the second fiscal quarter ended April 30, 2009.  This compares to earnings of $371,000, or $0.04 per diluted share, on revenue of $20.8 million for the second fiscal quarter ended April 30, 2008.

For the six months ended April 30, 2009, the Company reported earnings of $186,000, or $0.02 per diluted share, on revenue of $36.3 million compared to net income of $760,000 or $0.07 per share diluted on revenue of $38.8 million for the same period ended April 30, 2008. As previously announced, during the first quarter of 2009, the Company estimated and recorded a $350,000 reserve related to unpaid receivables due from Nortel Networks, Inc.  Excluding this reserve, non-GAAP net income for the six months ended April 30, 2009 was $402,000, or $0.04 per diluted share.

Revenue Table (in thousands)

	2Q09	2Q08
Line of Businesses	Revenue	Revenue	% Change

Recurring (Contract & Time and Materials)	$7,050	$7,028	unch
Implementation	$2,272	$2,344	-3
Cabling	$520	$762	-32
Total Services	$9,842	$10,134	-3

Commercial	$5,280	$8,775	-40
Hospitality	$2,509	$1,497	68
Total Systems	$7,789	$10,272	-24

Second quarter services revenue decreased by 3 percent to $9.8 million, as fewer cabling projects slightly offset stable recurring service and implementation revenue comparisons.  “During the first half of fiscal 2009, we announced two of the largest service contract wins in our history,” said Greg Forrest, President and Chief Executive Officer of XETA Technologies.  “Although they did not move the needle during the second quarter, these relationships are progressing according to plan and should restore growth in our services business during the second half of fiscal 2009.”

During the second quarter of fiscal 2009, systems revenue decreased by 24 percent to $7.8 million versus $10.3 million recorded in the second quarter of 2008.  Mr. Forrest commented “In addition to a challenging economic environment, systems sales faced tough comparisons with the large orders that we enjoyed in last year’s second quarter.  Hospitality continued to be a bright spot during the second quarter, as systems sales in this vertical increased 68% and 51% during the second quarter and first half of 2009, respectively.”

Gross Margin Table

	2Q09	2Q08
Line of Business	Gross Margin	Gross Margin	Change
Systems	25.4%	26.6%	- 120 basis points
Services	31.2%	25.0%	+ 620 basis points
Total	26.7%	24.9%	+ 180 basis points

During the second quarter of 2009, gross margin was 26.7 percent of revenue versus 24.9 percent during the second of 2008.  “Improvement in gross margin is a result of the mix shift to higher margin recurring services revenue,” said Mr. Forrest.  In addition, our team made sustainable improvements to our implementation operations which should continue to benefit profitability going forward.  Despite the decrease in systems margin, it remains above our targeted levels.”

Cost containment efforts were sufficient to offset increases in amortization and other SG&A costs, resulting in a $102,000, or 2 percent, year-over-year decrease in operating expenses.  Operating expense as a percentage of revenue increased to 24.9%, 320 basis points greater than the same period last year.  Robert Wagner, XETA’s Chief Financial Officer commented “Given our strong cash flows, we considered it appropriate to maintain operating expenses above our targets in the near term, thereby preserving sufficient sales and marketing muscle in the organization to accelerate growth as economic conditions recover.  In the long term, we continue to target operating expenses of 18% to 20% of revenue as we realize economies of scale.”

Highlights of the second quarter of fiscal 2009 included:

•                  During the quarter, XETA signed an agreement to provide professional services for Samsung customers in North America. The agreement is estimated to generate more than $2 million in annual service revenue for XETA.

•                  XETA acquired the operations of Massachusetts-based Summatis, LLC, a privately-held Company that provides communications solutions and integration and maintenance services.  Summatis’ historic annual revenue is greater than $5 million with a revenue mix of 70% systems sales and 30% recurring services.

Commenting on the outlook, Mr. Forrest said, “Given the service wins achieved during the first half of the year, we have greater near term visibility for our service revenue and expect this business to grow during the second half of the fiscal year.  This growth combined with the contribution from Summatis should help to at least partially offset difficult revenue comparisons and contracted IT spending rates facing our systems business.  With our focus on recurring service revenue and maintaining our strong competitive position and balance sheet, we are well positioned to broaden and deepen the scope of our customer and partner relationships. Our strategy is to aggressively gain market share during the downturn while maintaining profitability, and to position the Company to accelerate growth as we move out of the bottom of this economic cycle.”

The Company will host a conference call and webcast to discuss these results at 4:00 p.m. Central Time on Thursday, May 28, 2009. Interested parties may access the conference call via telephone by dialing 877-407-8033. The call is being webcast and can be accessed at XETA’s website www.xeta.com under the investor relations section of the website. A replay of the webcast will be archived on the Company’s website for 60 days.

Condensed Consolidated Statements of Income

		Three Months Ended		Six Months Ended
		April 30,		April 30,
		2009	2008	2009	2008
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	Services	$9,842	$10,134	$19,835	$19,859
	Systems	7,789	10,272	16,375	17,986
	Other	126	406	127	916
	Total	17,757	20,812	36,337	38,761

Cost of Sales	Services	6,769	7,600	13,753	14,731
	Systems	5,810	7,542	12,152	13,328
	Other	435	484	883	925
	Total	13,014	15,626	26,788	28,984

Gross Profit		4,743	5,186	9,549	9,777

Gross Profit Margin		27%	25%	26%	25%

Operating Expense
Selling, General and Administrative		4,081	4,264	8,537	7,926
Amortization		335	254	657	457
Total Operating Expenses		4,416	4,518	9,194	8,383

Income from Operations		327	668	355	1,394

Interest Expense		(29)	(69)	(58)	(172)
Interest and Other Income (Expense)		4	10	15	27
Total Interest and Other Expense		(25)	(59)	(43)	(145)

Income Before Provision for Income Taxes		302	609	312	1,249
Provision for Income Taxes		119	238	126	489
Net Income after Tax		$183	$371	$186	$760

Basic Earnings Per Share		$0.02	$0.04	$0.02	$0.07
Diluted Earnings Per Share		$0.02	$0.04	$0.02	$0.07
Wt. Avg. Common Shares Outstanding		10,225	10,254	10,224	10,231
Wt. Avg. Common Equivalent Shares		10,225	10,263	10,224	10,246

(The information is unaudited and is presented in thousands except percentages and per-share data.)

Consolidated Balance Sheet Highlights

			(Unaudited)
			April 30, 2009	October 31, 2008
Assets	Current	Cash	$6	$64
		Receivables (net)	14,827	19,995
		Inventories (net)	5,106	5,237
		Other	4,100	2,615
		Subtotal	24,039	27,911

	Non-Current	PPE (net)	10,231	10,725
		Goodwill & Intangibles	27,677	27,654
		Other	150	103
		Subtotal	38,058	38,482

	Total Assets		$62,097	$66,393

Liabilities	Current	Revolving Line of Credit	$759	$2,524
		Notes Payable	1,269	1,355
		Accounts Payable	4,945	6,692
		Accrued Liabilities	3,588	4,742
		Unearned Revenue	3,310	3,237
		Subtotal	13,871	18,550

	Non-Current	Noncurrent Deferred Tax Liability	5,711	5,546
		Other	398	460
		Subtotal	6,109	6,006

	Total Liabilities		19,980	24,556

Equity			$42,117	$41,837

(The information is unaudited and is presented in thousands.)

Reconciliation of EBITDA(1) to Net Income

	Quarter Ending April 30,		Six Months Ending April 30,
	2009	2008	2009	2008

Net Income (Loss)	$183	$371	$186	$760
Interest	29	69	58	172
Provision for Income Taxes	119	238	126	489
Depreciation	229	172	454	339
Amortization	335	254	657	457
EBITDA(1)	$895	$1,104	$1,481	$2,217

(The information is presented in thousands.)

(1)The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment and comparison of financial performance between accounting periods. XETA believes that EBITDA is often used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is provided above.

The following table reconciles reported GAAP net income per the income statement to non-GAAP net income:

	Quarter Ending April 30,		Six Months Ending April 30,
	2009	2008	2009	2008

Net Income as Reported	$183	$371	$186	$760
Reserve for Bad Debt (Net of Tax)	—	—	216	—
Non-GAAP net income	$183	$371	$402	$760

(The information is presented in thousands.)

The following table reconciles reported GAAP diluted earnings (loss) per share (“EPS”) to non-GAAP diluted EPS:

	Quarter Ending April 30,		Six Months Ending April 30,
	2009	2008	2009	2008

EPS, Diluted - as Reported	$0.02	$0.04	$0.02	$0.07
EPS Impact of Reserve for Bad Debt, Net of Tax	—	—	0.02	—
EPS, Diluted - Non-GAAP	$0.02	$0.04	$0.04	$0.07

About XETA Technologies

XETA sells, installs and services advanced communication technologies for small, medium, and fortune 1000 enterprise customers. The Company maintains the highest level of technical competencies with multiple vendors including Avaya, Mitel, Nortel, Hitachi and Samsung. With a 27-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning sales revenue, expectations and managing expense structure. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the U.S. and global economic crisis and its impact on capital spending trends in the Company’s markets; the filing by Nortel for bankruptcy protection and the impact that such action will have on the Company’s Nortel products and services offering; the probability of dramatic changes by Nortel to its business plan and strategies and their impact on the Company’s relationship with Nortel both as a business partner and a business vendor; the Company’s ability to maintain and improve upon current gross profit margins; the Company’s ability to acquire and retain the technical competencies needed to implement new advanced communications technologies; intense competition and industry consolidation; dependence upon a single customer for the recent growth in the Company’s Managed Services offering; and the availability and retention of revenue professionals and certified technicians. Additional factors that could affect actual results are described in Item 1.A entitled “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2008, and in the Risk Factors section of the Company’s quarterly reports on Form 10-Q filed and to be filed for fiscal 2009.